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                                [VISX LOGO]




                  VISX WINS ISS SUPPORT FOR ITS BOARD NOMINEES

                            ISS Rejects Icahn Nominee

SANTA CLARA, CALIFORNIA, (May 14, 2003) - VISX, INCORPORATED (NYSE: EYE) today announced that Institutional Shareholder Services (ISS) has recommended that VISX stockholders vote FOR VISX's proposal to re-elect all seven current members of the Board at the company's May 23, 2003 Annual Meeting of Stockholders. To follow ISS's recommendation, VISX stockholders should vote the company's GOLD proxy card TODAY.

ISS is widely recognized as the leading independent proxy advisory firm in the nation. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.

In recommending that VISX stockholders re-elect VISX's Board nominees, ISS stated in its May 13, 2003 report that:

          "In conclusion, in the absence of compelling evidence to support Mr. Icahn's arguments, the addition to the board of his nominee Mr. Meister, who has limited finance experience (which includes two years as a junior analyst at Lazard Freres and short stints at Northstar Capital Partners and J Net Ventures) is not warranted."

"We are pleased that ISS recognizes that the current VISX Board is the right Board to lead our company into the future," said Liz Davila, chairman, president and chief executive officer of VISX. "We believe Carl Icahn's 30 year-old employee-nominee, Keith Meister, does not have the industry knowledge or business experience to adequately represent the interests of VISX stockholders as a Board member.

"In distinct contrast, our current Board and management team are comprised of individuals who are veterans in our industry. We are committed to building value for all our stockholders and have a track record of execution. We look forward to continuing to drive profitability and shareholder value by capitalizing on the opportunities created by our innovative technology and market leadership," concluded Ms. Davila.

VISX continues to urge stockholders to reject Mr. Icahn's proposal by voting FOR the Board's director nominees and signing, dating and mailing the company's GOLD proxy card TODAY. VISX stockholders who have questions or need assistance voting their shares may call MacKenzie Partners collect at (212) 929-5500 or toll free at (800) 322-2885.

NOTE: Permission to use quotations from ISS report neither sought nor obtained.

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 5 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX and VISX trained and certified ophthalmologists can be found on the worldwide web at www.VISX.com.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this press release, including statements regarding our future leadership position and financial performance, and the expansion of our current market penetration, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10K for the year ended December 31, 2002. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.


Contacts:

VISX
Jackie Cossmon
(408) 773-7600

Eden Abrahams / Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449